Exhibit 10.3

AGREEMENT FOR NOMINEE SHAREHOLDING

(Translation from Document Originally Executed and Delivered in Mandarin, Chinese)

Party A : Crown Winner International Limited

Party B: Zhang Qinxiu, China ID no. 310101194303143627

WHEREAS Party A and Party B have signed an Stock Transfer Agreement on 24th January, 2007 and Party B being the transferee under such agreement is now holding a 10% shareholding in Shanghai Quo Advertising Company Limited (hereinafter called “Corporation” ) and in view of the fact that at present a corporate body incorporated in Hong Kong is not allowed to be registered as a shareholder of a company in Mainland China which is engaged in the advertising business therefore after some negotiation Parties A & B have reached agreement on nominee shareholding as follows:-

4.	From the date of transaction as agreed under the Stock Transfer Agreement signed between Parties A & B on 24th January, 2007, the 10% shareholding of and in the Corporation which is registered under the name of Party B at the Industrial and Commercial Administration Bureau of Shanghai City shall belong to Party A, Party B shall be the nominal shareholder of the above mentioned shareholding to hold the same as the nominee of Party A until such time when Party A transfer the same to a third party.

5.	During the period of time in which Party B is holding the above mentioned shareholding as a nominee Party A shall be entitled to decide on the choice and appointment of every one of the five directors of the Corporation, Party B being one of those directors. Party A authorizes Party B to act as the statutory representative of the Corporation so as to exercise the powers conferred on the statutory representative and the shareholder of a corporation under the Code of Company Law of the People’s Republic of China and the Memorandum and Articles of Association of the Corporation. Party B must not damage the lawful rights and interest of Party A when exercising the above mentioned powers.

6.	During the period of time in which Party B is holding the above mentioned shareholding as a nominee if Party A would like to transfer the above mentioned shareholding to a third party then Party B must act in its own name to enable Party A to give effect to such transfer and shall not charge any transfer fee or consideration from the relevant third party.

4.	During the period of time in which Party B is holding the above mentioned shareholding as a nominee Party A shall be entitled to all the dividends declared by the Corporation in respect of such shareholding and Party A shall assume responsibility for the obligations of the Corporation. Party B is entitled to draw a monthly salary from the Corporation in accordance with its relevant regulations.

5.	When the law in the People’s Republic of China allows Party A to be registered as a shareholder of the Corporation Party B must unconditionally transfer the entire 10% shareholding held by Party B as nominee shareholder back to Party A for a price of RMB 1.00 only.

9.	In the event of Party B having exceeded the ambit of its powers as a nominee and agent hereunder and damaged the lawful rights and interest of Party A in the process Party A shall be empowered to claim damages thereby occasioned.

10.	The signing of this Agreement shall not affect the implementation of the Stock Transfer Agreement signed between Party A and Party B on 24th January, 2007.

11.	This Agreement is signed in two duplicate, each party shall be entitled to retain one of the duplicate and this Agreement shall take effect from the date of signing.

Name of Party A :	Crown Winner International Limited
Name of Representative :	Godfrey Hui Chin Tong
Signature : /s/

Name of Party B :	Zhang Qinxiu
Signature : /s/
24th January, 2007